EXHIBIT A-1

INVESTMENT MANAGERS SERIES TRUST

Authorization to File Exemptive Order Application Relating to the Fund

The undersigned, Diane J. Drake, hereby certifies that she is the duly appointed Secretary of Investment Managers Series Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940 (the “1940 Act”), the rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Agreement and Declaration of Trust and By-Laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the following is a complete, true and correct copy of the resolution duly adopted by the Board of Trustees of the Trust on August 18, 2022, in accordance with the By-Laws of the Trust and that such resolution has not been revoked, modified, rescinded, or amended and is in full force and effect:

RESOLVED, that the appropriate officers of the Trust are authorized to file, on behalf of the Trust, an application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (“1940 Act”), exempting the Trust and Liberty Street Advisors, LLC (the “Advisor”) from: (i) the provisions of Section 15(a) of the 1940 Act to permit the Advisor, subject to the supervision of the Trust’s Board of Trustees, to appoint new sub-advisors of a Trust series for which the Advisor serves as investment advisor (each a “Subadvised Fund”), and to make material changes to the sub-advisory agreements with sub-advisors of a Subadvised Fund, without obtaining shareholder approval of the applicable Subadvised Fund; and (ii) the disclosures required pursuant to Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A, and Sections 6-07(2)(a)-(c) of Regulation S-X relating to sub-adviser compensation.

IN WITNESS WHEREOF, the undersigned has executed this written consent, which may be executed in multiple counterparts, all of which taken together shall constitute one original, as of the 25th day of April, 2023.

By:	/s/ Diane J. Drake

Name:	Diane J. Drake

Title:	Secretary

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